UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 10, 2014

HUDSON VALLEY HOLDING CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	001-34453	13-3148745
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21 Scarsdale Road, Yonkers, New York		10707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 961-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hudson Valley Holding Corp. (the “Company”) has entered into Change in Control Agreements (each, a “Change in Control Agreement”) with two of its named executive officers, Stephen R. Brown and Michael J. Indiveri (each, an “Officer”). The Change in Control Agreements provide certain benefits in the event the Officer’s employment is terminated under specified circumstances and within a specified period of time following a change in control (as such term is defined in the Change in Control Agreement). Each such Change in Control Agreement remains in effect until the Officer’s employment is terminated prior to the occurrence of a change in control, or termination of the Officer’s employment within two years after a change in control.

If an Officer’s employment is terminated without “cause”, or the Officer resigns for “good reason” (each term as defined in the Change in Control Agreement), within two years following the occurrence of a change in control at a time when the Change in Control Agreement is in effect, the Company will make payments and provide benefits as follows:

•	For Mr. Brown, a lump sum cash severance payment of (i) an amount equal to three times the sum of his annual base salary as in effect immediately prior to termination of employment, and (ii) an amount equal to three times his target annual incentive award for the plan year in which the date of termination occurs.

•	For Mr. Indiveri, a lump sum cash severance payment of (i) an amount equal to two times the sum of his annual base salary as in effect immediately prior to termination of employment, and (ii) an amount equal to two times his target annual incentive award for the plan year in which the date of termination occurs.

•	The Officer’s earned target annual incentive award prorated for the number of days in the fiscal year through the date of the Officer’s termination.

•	For Mr. Brown, continued participation for three years following termination of employment, for him, his spouse and his dependents under the health care plans and life insurance plans which are sponsored by the Company (substantial equivalent medical coverage if Mr. Brown is not permitted to continue participation in our plans under the terms of those plans).

•	For Mr. Indiveri, continued participation for two years following termination of employment for him, his spouse and his dependents under the health care plans and life insurance plans which are sponsored by the Company (substantial equivalent medical coverage if Mr. Indiveri is not permitted to continue participation in our plans under the terms of those plans).

The Change in Control Agreements each include a “best net” cutback clause which provides that in the event that the total payments following a change in control would require the Officer to pay an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the total payments paid to the Officer will be the greater of (i) a payment equal to the amount which would not result in the payment of an excise tax by the Officer under Section 4999, and (ii) a payment equal to the greatest after tax amount payable to the Officer after taking into account any excise tax imposed under Section 4999.

As a condition to receiving any of the payments or benefits described above, the Officer must first sign and deliver a release of claims to the Company.

The Change in Control Agreements are not employment agreements. The Company is permitted to terminate the Officer’s employment at any time prior to a change in control, with or without cause, without triggering any payment obligations under the Change in Control Agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON VALLEY HOLDING CORP.

April 11, 2014	By:	James P. Blose

Name: James P. Blose
Title: Executive Vice President, General Counsel & Secretary